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EXHIBIT 21

                        THE WMF GROUP, LTD. SUBSIDIARIES

                                                          PLACE OF
          NAME                                         INCORPORATION
          ----                                         -------------
  WMF Capital Corp.                                         Delaware

  WMF Carbon Mesa Advisors, Inc.                            Delaware

  Washington Mortgage Financial Group, Ltd.                 Delaware

      WMF Huntoon, Paige Associates Limited                 Delaware

     WMF Proctor, Ltd.                                      Michigan

     Proctor & Associates of Western Michigan, Inc          Michigan

      The Robert C. Wilson Company                          Texas

           The Robert C. Wilson Company                     Arizona